Item 5.  Other Events.

U.S. Gold Corporation ("U.S. Gold" or the "Company") is developing Plans to reestablish gold production at its 100% owned Tonkin Springs gold mine in Eureka County, Nevada. The project holds gold mineralization of approximately 1.4 million ounces and has a milling facility and infrastructure that could facilitate relatively quick start-up and enhance project economics.

In December 2001, the Company signed a Technology Option Agreement (the "Agreement") with Newmont Technologies Limited, a subsidiary of Newmont Mining Corporation ("Newmont"), that will allow U.S.
Gold to use Newmont's proprietary N2TEC(r) Flotation Technology at Tonkin Springs. Terms of the agreement with Newmont include an initial license fee of $50,000 (of which $10,000 was paid with the option agreement) and ongoing net smelter return production royalty of 2% of precious metals paid utilizing the Newmont technology. Newmont test work using the N2TEC Flotation Technology has been successful in demonstrating its ability to concentrate
sulfide gold mineralization from Tonkin Springs.   U.S. Gold
is evaluating this technology to make flotation concentrates, which
concentrates could then be sold.   Upon finalization of the license
agreement anticipated in 2002, U.S. Gold would be able to use Newmont's commercially proven technology to process sulfide gold mineralization at Tonkin Springs. This is an important step towards gold production at Tonkin Springs.

U.S. Gold believes the existing oxide gold mineralization at Tonkin Springs could be put into production first using traditional heap leach technology at the rate of approximately 30,000 ounces of gold per year at an estimated production cash cost of $150 per ounce. Estimated capital cost is approximately $2 million.

The sulfide gold mineralization using the N2TEC(r) Flotation Technology could then be placed into production at an estimated annual rate of 50,000 ounces for an overall targeted production rate of 80,000 ounces of gold per year. An initial 6-year production program is contemplated but could increase with additional successful drilling. The Company believes it is possible that the first year's positive cash flow from the oxide gold production could provide the capital required to add the sulfide gold production. The Company is evaluating such a program prior to amending its regulatory permits.

The Company intends to and will be required to issue equity in public or private transactions and/or to sell a portion of its assets to raise additional working capital to fund future operations and overhead expense.

Except for the historic information contained herein, the statements in this report which related to the Company's plans, objectives or future performance may be deemed to be forward-looking statements. Such statements are based on current expectations of management. Actual strategies and results may differ materially from those currently expected because of factors including gold price, mineralized material grades, metallurgical recovery, operating costs, market valuations, as well as other risks and uncertainties.

Item 7.	Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Exhibits.		None